EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:
Jeff Young Media Relations 617-444-3913 jyoung@akamai.com	--or--	Tom Barth Investor Relations 617-274-7130 tbarth@akamai.com
Akamai Elects Daniel R. Hesse to its Board of Directors

Veteran telecommunications and Internet executive,
Hesse served as President and CEO of Sprint Corporation

CAMBRIDGE, MA - August 15, 2016 - Akamai Technologies, Inc. (NASDAQ: AKAM), the global leader in content delivery network (CDN) services, today announced the election of Daniel R. Hesse to the Akamai Board of Directors effective August 10, 2016.

“We are honored to welcome Dan to our Board of Directors and look forward to benefiting from his over three decades of telecom and carrier experience, including his focus on mobile and Internet technologies,” said Dr. Tom Leighton, CEO of Akamai. “We believe Dan is a strong complement to our Board and will be an asset as we seek to further our relationships with major carriers and network partners, and build upon our innovative mobile performance offerings.”

In addition to his almost seven years as President and CEO of Sprint Corporation, Mr. Hesse has also served as Chairman and CEO of Embarq Corporation, a $6 billion telecommunications services company.  Previously, he was Chairman, President and CEO of Terabeam Corporation, a wireless telecommunications technology company. Hesse spent over two decades at AT&T, having led AT&T’s Online Services Group and the launch of the company’s first Internet service, WorldNet, and served as President and CEO of AT&T Wireless Services, the United States’ largest wireless carrier at the time. He has been named “Person of the Year” by RCR magazine, “Executive of the Year” by Wireless Business and Technology magazine, ranked as the “Most Influential Person in Mobile Technology” by Laptop magazine, and recognized as one of America’s top CEOs by Glassdoor.

Mr. Hesse commented, “Akamai is a trusted partner to many of the world’s carriers and has become instrumental to how businesses leverage the Internet for growth and success. As the Internet becomes an increasingly important part of our daily lives, I look forward to the opportunity to contribute to a company which plays such a vital role in its performance and security.”

Mr. Hesse serves on the National Board of Governors of the Boys & Girls Clubs of America and on the boards of PNC and Adknowledge.

About Akamai®
As the global leader in Content Delivery Network (CDN) services, Akamai makes the Internet fast, reliable and secure for its customers. The company's advanced web performance, mobile performance, cloud security and media delivery solutions are revolutionizing

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